     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated April 27, 2022, accompanying the financial statements of Quality Municipal Income Trust, 20+ Year Series 207 (included in Invesco Unit Trusts, Municipal Series 1345) as of December 31, 2021, and for the period from January 22, 2020 (date of deposit) through December 31, 2020 and for the year ended December 31, 2021, and the financial highlights for the period from January 22, 2020 (date of deposit) through December 31, 2020 and for the year ended December 31, 2021, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-227989) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 27, 2022